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                                                                     EXHIBIT 11.



                    BANK PLUS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
             (Dollars in thousands, except per common share data)


                                                                             YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------
                                                                       1997           1996             1995
                                                                    -----------    -----------      ----------
BASIC EARNINGS (LOSS) PER COMMON SHARE:
      Net earnings (loss).........................................  $    12,653    $   (14,089)     $  (68,979)
      Less:
         Preferred stock dividends................................           --          1,553              --
                                                                    -----------    -----------      ----------
           Earnings (loss) available for common stockholders......  $    12,653    $   (15,642)     $  (68,979)
                                                                    ===========    ===========      ==========
      Weighted average common shares outstanding..................   18,794,887     18,242,887       7,807,201
                                                                    ===========    ===========      ==========
      Basic earnings (loss) per common share......................  $      0.67    $     (0.86)     $    (8.84)
                                                                    ===========    ===========      ==========

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
      Earnings (loss) available for common stockholders...........  $    12,653    $   (15,642)     $  (68,979)
                                                                    ===========    ===========      ==========
      Weighted average common shares outstanding..................   18,794,887     18,242,887       7,807,201
      Plus incremental shares from assumed conversions:
         Stock options............................................      348,152        195,567           8,359
         Deferred stock grants....................................          194             --              --
                                                                    -----------    -----------      ----------
           Dilutive potential common shares.......................      348,346        195,567           8,359
                                                                    -----------    -----------      ----------
      Adjusted weighted average common shares outstanding.........   19,143,233     18,438,454       7,815,560
                                                                    ===========    ===========      ==========
      Diluted earnings (loss) per common share....................  $      0.66    $     (0.85)     $    (8.83)
                                                                    ===========    ===========      ==========